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                       [Arthur Andersen LLP Letterhead]


                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                  -----------------------------------------

As independent public accountants, we hereby consent to the use of our auditor's report dated January 21, 1999 (and to all references to our Firm) included in or made a part of this Registration Statement File No. 333-95145 for View Tech, Inc. on Form S-4. It should be noted that we have performed no audit procedures subsequent to January 21, 1999, the date of our report. Furthermore, we have not audited any financial statements of View Tech, Inc. as of any date or for any period subsequent to December 31, 1998.

/s/ Arthur Andersen LLP

Boston, MA
March 29, 2000